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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 12, 2001
(Date of earliest event reported)

Rubio's Restaurants, Inc.
(Exact name of Registrant as specified in its Charter)

Delaware
(State or other jurisdiction of incorporation)

000-26125 (Commission File Number)	33-0100303 (IRS Employer Identification No.)

1902 Wright Place, Suite 300
Carlsbad, CA 92008
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:
 (760) 929-8226

N/A
(Former name or former address, if changes since last report)

Item 5. Other Events

    Our President and Chief Executive Officer, Ralph Rubio, has advised us that effective as of November 12, 2001 he has entered into an amended selling plan agreement, in accordance with SEC Rule 10b5-1. This amended agreement supersedes and replaces a previously announced selling plan Mr. Rubio entered into dated as of May 14, 2001 to sell up to 27,375 of the over 1 million shares of our common stock currently owned by Mr. Rubio.

    The amount of shares to be sold will remain unchanged under the amended plan, and, as previously announced, will be sold in specified amounts at the then prevailing market price, subject to specified limitations. According to this amended plan, selling will commence on the first trading day of January 2003 instead of commencing on the first trading day of January 2002 as originally contemplated under the superseded selling plan. This amended plan also extends the expiration date of the selling plan from December 2002 to December 2003, unless terminated sooner in accordance with its terms.

    We anticipate that, as permitted by SEC Rule 10b5-1 and our insider trading policy, some or all of our officers, directors and other insiders may establish and/or amend trading plans at some date in the future.

SIGNATURES

    Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBIO'S RESTAURANTS, INC.
Date: November 19, 2001	By:	/s/ JOSEPH N. STEIN Joseph N. Stein, Chief Strategic and Financial Officer and Secretary

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  Item 5. Other Events
SIGNATURES